Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the SolarEdge Technologies, Inc. 2015 Global Incentive Plan, SolarEdge Technologies, Inc. 2007 Global Incentive Plan and SolarEdge Technologies, Inc. 2015 Employee Stock Purchase Plan, of our report dated November 5, 2014 (except for Note 2g, Note 8, Note 11, Note 12, Note 16b, Note 16c and Note 16i to which the date is March 24, 2015) with respect to the consolidated financial statements of SolarEdge Technologies Inc. for the years ended June 30, 2014 and 2013 included in the final Registration Statement on Form S-1 (No. 333-202159) and related Prospectus dated March 25, 2015.

/s/ Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

Tel Aviv, Israel
April 2, 2015